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                                                                   EXHIBIT 10.24


December 14, 1999


Mr. Ken Schilling
President
iBIZ Technology Corp.
1919 W. Lone Cactus Dr.
Phoenix, AZ. 85027

Dear Ken.

                  This will confirm the understanding and agreement (the "Agreement") between iBIZ Technology Corp. and subsidiaries (the "Company") and Josephthal & Co. Inc. ("Josephthal") as follows:

                  1. The Company hereby engages Josephthal as the Company's financial communications advisor with respect to advice relating to strategic investor communications, including shareholder profile, enhancing shareholder value and other similar matters. Josephthal shall also assist the Company with increasing Josephthal financial consultants' and the financial community's awareness of the Company and its prospects through the development and implementation of a comprehensive financial communications program (see Exhibit A, for greater detail).

                  2. This Agreement shall be effective for a period of one year, commencing upon the execution hereof unless earlier terminated on ten days written notice by either party to the other party.

                  3. In consideration for the services to be rendered by Josephthal to the Company pursuant to this Agreement, upon the execution hereof, the Company shall pay to Josephthal a non-refundable retainer fee of $50,000 upon execution of this agreement; $10,000 per month in advisory fees commencing on June 1, 2000; and issue to Josephthal and/or its affiliated designees, warrants to purchase 75,000 shares of the Company's Common Stock as follows: (i) exercise price shall be at 120% of the last trade price as of the date of execution of this Agreement; and (ii) exercise period shall be at any time within three years from the date of issuance. The terms and conditions of the warrants shall be set forth more fully in a separate warrant agreement to be executed by Josephthal and the Company, and shall give Josephthal and its designees unlimited piggyback registration rights. The warrant shall contain standard dilution provisions for stock combinations and stock splits and a provision allowing for cashless exercise of such warrants.
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                  4. The Company shall reimburse Josephthal monthly for
reasonable out-of-pocket expenses incurred in connection with the engagement hereunder, promptly as requested. Josephthal shall notify the Company when such expenses exceed a mutually agreed upon budget. Any single expense greater than $500 shall be pre-approved by the Company.

                  5. Any advice, either oral or written, provided to the Company by Josephthal hereunder shall not be publicly disclosed or made available to third parties without the prior written consent of Josephthal except as required by law. In addition, Josephthal may not be otherwise publicly referred to without its prior consent.

                  6. The Company recognizes and confirms that in fulfilling its engagement hereunder, Josephthal will use and rely on data, material and other information furnished to Josephthal by the Company. The Company acknowledges and agrees that in performing its services under this engagement, Josephthal may rely upon the data, material and other information supplied by the Company without independently verifying its accuracy, completeness or veracity. The Company represents and warrants to Josephthal that all such information concerning the Company provided to Josephthal by the Company will be true and accurate in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in light of the circumstances under which such statements are made. The Company acknowledges and agrees that Josephthal will be using and relying upon such information supplied by the Company and publicly available information concerning the Company without any independent investigation or verification thereof or independent appraisal by Josephthal of the Company or its business or assets.

                  7. Since Josephthal will be acting on behalf of the Company in connection with this engagement, the Company agrees to indemnify Josephthal as set forth in a separate letter of agreement (Exhibit B), dated the date hereof, between Josephthal and the Company.

                  8. This Agreement is delivered in the State of New York and shall be construed and enforced in accordance with and governed by, the laws of the State of New York without giving effect to its conflict of law principles. The parties hereto hereby agree that any action, proceeding or claim against it arising out of or in any way related to this Agreement shall be brought and enforced in the courts of the State of New York or the United States of America for the Southern District of New York and irrevocably submits to such exclusive jurisdiction, and hereby irrevocable waives any objection to such exclusive jurisdiction or inconvenient forum.

                  9. This Agreement may not be amended, modified or waived, except in writing signed by all of the parties hereto. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which when taken together shall constitute one and the same instrument.
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                  Josephthal is delighted to accept this engagement and looks forward to working with you on this assignment. If the foregoing correctly sets forth the understanding between Josephthal and the Company with respect to this agreement, please so indicate by signing the enclosed duplicate in the place provided below, whereupon this letter shall constitute a binding agreement as of the date first above written.

                              JOSEPHTHAL & GO. INC.



                              By:
                                 -----------------------------------------------
                                 Edmund Belak, Jr.
                                 Managing Director

Accepted and Agreed:

iBIZ Technology Corp.

By:
   --------------------------------------
   Ken Schilling
   President
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December 21, 1999


Josephthal & Co. Inc.
200 Park Avenue, 25th Floor
New York, NY 10166

Attention:        Edmund Belak, Jr.
                  Managing Director
                  Investment Banking

Gentlemen:

                  In connection with our engagement of Josephthal & Co. Inc. ("Josephthal") pursuant to that certain letter agreement dated December 21, 1999 between iBIZ Technology Corp. and Josephthal (the "Letter Agreement") we hereby agree to indemnify and hold harmless Josephthal and its affiliates, and the respective directors, officers, shareholders, agents and employees of Josephthal (each an "Indemnified Person" and collectively the "Indemnified Persons"), from and against any and all claims, actions, suits, proceedings (including those of shareholders), damages, liabilities and expenses as incurred by any of them (including the reasonable fees and expenses of counsel) which are related to or arise out of (i) any actions taken or omitted to be taken (including any untrue statements made or any statements omitted to be made) by the Company in connection with the Letter Agreement or (ii) any actions taken or omitted to be taken by any Indemnified Person in connection with the Letter Agreement and we shall reimburse any Indemnified Person for all expenses (including the reasonable fees and expenses of counsel) as incurred by such Indemnified Person in connection with Investigating, preparing or defending any such claim, action, suit or proceeding (collectively a "Claim"). We will not, however, be responsible for any Claim or indemnification therefor which is finally determined to have resulted from the gross negligence or willful misconduct of any Indemnified Person or from any breach of the Letter Agreement by Josephthal. We further agree that no Indemnified Person shall have any liability to us for or in connection with our engagement of Josephthal except for any Claim incurred by us as a direct result of any Indemnified Person's gross negligence or willful misconduct.

                  We further agree that we will not, without the prior written consent of Josephthal, settle, compromise or consent to the entry of any judgment in any pending or threatened Claim in respect of which indemnification may be sought hereunder (whether or not any Indemnified Person is an actual or potential party to such Claim), unless such settlement, compromise or consent includes an unconditional, irrevocable release of each Indemnified Person hereunder from any and all liability arising out of such Claim.
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                  Promptly upon receipt by an Indemnified Person of notice of any complaint or the assertion or institution of any Claim with respect to which indemnification is to be sought hereunder, such Indemnified Person shall promptly notify us in writing of such complaint or of the assertion or institution of such Claim but failure to notify us shall not relieve us from any obligation we may have hereunder, unless and only to the extent such failure to notify results in the forfeiture by us of substantial rights and defenses. If we so elect or are requested by such Indemnified Person, we will assume the defense of such Claim, including the employment of counsel reasonably satisfactory to such Indemnified Person and the payment of the fees and expenses of such counsel and upon such election or request we shall not be liable for any legal costs subsequently incurred by such Indemnified Person. In the event, however, that such Indemnified Person reasonably determines in its sole judgment that having common counsel would present such counsel with a conflict of interest or if the defendant in, or target of, any such Claim, includes an Indemnified Person and us, and such Indemnified Person reasonably concludes that there may be legal defenses available to it or other Indemnified Persons different from or in addition to those available to us, then such Indemnified Person may employ its own separate counsel to represent or defend it in any such Claim and we shall pay the reasonable fees and expenses of such counsel. Notwithstanding anything herein to the contrary, if we fail timely or diligently to defend, contest, or otherwise protect against any Claim, the relevant Indemnified Person shall have the right, but not the obligation, to defend, contest, compromise, settle, assert crossclaims, or counterclaims or otherwise protect against the same, and shall be fully indemnified by us therefor, including without limitation, for the reasonable fees and expenses of its counsel and all amounts paid as a result of such Claim or the compromise or settlement thereof, provided, however that Josephthal shall not settle, compromise or release any claim without our consent or without obtaining an irrevocable release from any and all liability with respect to or arising out of such claim. In any Claim in which we assume the defense, the indemnified Person shall have the right to participate in such Claim and to retain its own counsel therefor at its own expense.

                  If we elect not to assume the defense or we are not so requested by an Indemnified Person, as provided above, the Indemnified Person may assume such defense at the expense of the Company. In any litigation or proceeding, the Company shall not be responsible for the fees and expenses of more than one counsel for all Indemnified Persons in any one jurisdiction, unless such Indemnified Persons have a separate and conflicting defense with regard to such litigation or proceeding as reasonably determined by Counsel for the Indemnified Person. In no event shall we be liable for any settlement of any Claim by an Indemnified Person that has been made without our consent.

                  We agree that if any indemnity sought by an Indemnified Person hereunder is held by a court to be unavailable for any reason, then (whether or not Josephthal is the Indemnified Person), we and Josephthal shall contribute to the Claim for which such indemnity is held unavailable in such proportion as is appropriate to reflect the relative benefits to us, on the one hand, and Josephthal on the other, in connection with Josephthal's
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engagement referred to above, subject to the limitation that in no event shall the amount of Josephthal's contribution to such Claim exceed the amount of fees actually received by Josephthal from us pursuant to Josephthal's engagement. We hereby agree that the relative benefits to us, on the one hand, and Josephthal on the other, with respect to Josephthal's engagement shall be deemed to be in the same proportion as (a) the total value paid or proposed to be paid or received by us or our stockholders as the case may be, pursuant to the transaction (whether or not consummated) for which you are engaged to render services bears to (b) the fee actually paid to Josephthal in connection with such engagement.

                  Our indemnity, reimbursement and contribution obligations under this Agreement shall be in addition to, and shall in no way limit or otherwise adversely affect any rights that any Indemnified Party may have at law or at equity.

                  Should Josephthal or its personnel be required or requested by us to provide documentary evidence or testimony in connection with any proceeding arising from or relating to the Letter Agreement, we agree to pay all reasonable expenses incurred by Josephthal or its personnel in complying therewith.

                  We and Josephthal, on behalf of itself and the Indemnified Persons, hereby consent to personal jurisdiction and service of process and venue in any court in the State of New York which any claim for indemnity may be brought under this Agreement.

                                Very truly yours,


                                iBIZ Technology Corp.,



                                By:
                                   ---------------------------------------------
                                      Name:
                                     Title:
Confirmed and agreed to:

JOSEPHTHAL & CO. INC.

By:
   ----------------------------------
   Name:
   Title: